Exhibit 99.1
VALERO ANNOUNCES $6 BILLION SHARE REPURCHASE
AUTHORIZATION AND $3 BILLION
ACCELERATED SHARE REPURCHASE PROGRAM
     SAN ANTONIO, April 26, 2007 — Valero Energy Corporation (NYSE:VLO) announced today that its Board of Directors has expanded its stock repurchase authorization from the $2 billion authorization announced last October to $6 billion. The company also announced that it has entered into a private accelerated share repurchase (ASR) agreement with an affiliate of JPMorgan, pursuant to which Valero will purchase its common stock for an upfront payment of $3 billion. Under the agreement, the price of the shares repurchased will be determined based on a discount to the volume weighted average trading price of the company’s common stock during a period of up to four months. The shares initially repurchased under the agreement will be held as treasury shares when delivered by JPMorgan to the company, which is expected to occur on or about Monday, April 30, 2007. The number of shares will be based on the price of the company’s common stock on Friday, April 27, 2007. The upfront payment will be funded with a short-term bridge loan, which is expected to be taken out with longer-term financing at a later date.
     The company has purchased $1.2 billion in open market purchases so far this year, of which $900 million was purchased under the $6 billion authorized program. Therefore, considering the $900 million of purchases plus the $3 billion ASR, the company will have utilized nearly $4 billion of its $6 billion stock repurchase authorization. The company expects to use the remaining repurchase authorization to purchase shares in the open market over the remainder of this year.
     “Once again we have delivered on our commitment to improving our returns through a balanced approach to investing cash,” said Valero Chairman and CEO Bill Klesse. “By utilizing some of the available leverage our strong balance sheet has to offer, we believe we can unlock additional value in our shares while maintaining our solid investment-grade credit rating. Repurchasing shares, particularly in utilizing an accelerated repurchase program, is also consistent with our confidence in Valero’s long-term prospects.”

About Valero Energy Corporation
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and 2006 annual revenues of more than $90 billion. The company owns and operates 18 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.3 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.